Alight Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 21.1

SUBSIDIARIES OF ALIGHT INC.

Upon the consummation of this offering, the following entities will become subsidiaries of Alight Inc. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) have been omitted.

Name	Jurisdiction of Incorporation or Organization
Alight Administration Solutions LLC	Delaware

Alight Canada N.S. ULC	Canada

Alight Financial Advisors, LLC	Delaware

Alight Financial Solutions, LLC	Illinois

Alight Services India Private Limited	India

Alight Solutions Australia Holdings Pty Limited	Australia

Alight Solutions Benefit Payment Services, LLC	Illinois

Alight Solutions Caribe, Inc.	Puerto Rico

Alight Solutions Europe ESC Limited	United Kingdom

Alight Solutions Europe Limited	United Kingdom

Alight Solutions Europe sp. z o.o.	Poland

Alight Solutions LLC	Illinois

Alight Solutions Private Limited	Hong Kong

Alight Solutions PTE. Limited	Singapore

Alight Technology Services LLC	Delaware

Aptivate Solutions Holding Company, LLC	Delaware

Aptivate Solutions Intermediate Holding Company, LLC	Delaware

Aptivate Solutions LLC	Delaware

Aptivate Solutions Canada N.S. ULC	Canada

Aptivate Solutions Europe SP Zoo	Poland

Carlson Management Consulting, LLC	Delaware

FK Group Global Pty Ltd	Australia

Future Knowledge Pty Ltd	Australia

Life Account, L.L.C.	Texas

Tempo (Mauritius) Holdco	Mauritius

Tempo Acquisition Finance Corp.	Delaware

Tempo Acquisition, LLC	Delaware

Tempo Holding Company, LLC	Delaware

Tempo Intermediate Holding Company I, LLC	Delaware

Tempo Intermediate Holding Company II, LLC	Delaware

Tempo UK HoldCo Limited	United Kingdom